                        Electronically transmitted to the
              Securities and Exchange Commission on April 25, 2001
                                                  Registration No. 333-_________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 NET4MUSIC INC.
             (Exact name of registrant as specified in its charter)
           MINNESOTA                                     41-1716250
(STATE OR OTHER JURISDICTION OF                         (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NO.)
                                 6210 BURY DRIVE
                          EDEN PRAIRIE, MINNESOTA 55346
                                 (952) 937-9611
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Barbara S. Remley
                             Chief Financial Officer
                                 Net4Music Inc.
                                 6210 Bury Drive
                          Eden Prairie, Minnesota 55346
                                 (952) 937-9611

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                              Melodie R. Rose, Esq.
                            Fredrikson & Byron, P.A.
                            1100 International Centre
                             900 Second Avenue South
                          Minneapolis, Minnesota 55402
                                 (612) 347-7000

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being offered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

======================================= ==================== ==================== ================== ===============

                                                              Proposed Maximum    Proposed Maximum     Amount of
                                              Amount         Offering Price per       Aggregate       Registration
Title of Securities to be Registered     to be Registered          Unit(1)        Offering Price(1)       Fee
--------------------------------------- -------------------- -------------------- ------------------ ---------------
Common Stock to be offered by Selling
Shareholders                                 4,472,536             $1.175            $5,255,230          $1,314
======================================= ==================== ==================== ================== ===============

(1) For purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, such amount is based upon the average of the high and low prices of the registrant's Common Stock on April 20, 2001 (a date within five business days prior to the date of filing).

         The registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED APRIL 25, 2001



                                   PROSPECTUS

                                 NET4MUSIC INC.

                        4,472,536 SHARES OF COMMON STOCK


         This Prospectus relates to the offer and sale of up to 4,472,536 shares of common stock, $.01 par value, of Net4Music Inc., a Minnesota corporation, that may be offered and sold from time to time by persons who are currently shareholders of Net4Music or who may become shareholders upon exercise of certain rights or warrants, or by pledgees, donees, transferees, or other successors in interest that receive such shares as a gift, distribution, or other non-sale related transfer. The selling shareholders may offer their shares from time to time through or to brokers or dealers in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the selling shareholders. We will not receive any proceeds from the sale of shares by the selling shareholders. See "Plan of Distribution."

         Our common stock is traded on the Nasdaq SmallCap Market under the symbol "NMUS." The closing sale price on April 23, 2001, as reflected on the Nasdaq SmallCap Market, was $1.20 per share.

                           --------------------------

                FOR INFORMATION CONCERNING CERTAIN RISKS RELATING
                   TO AN INVESTMENT IN NET4MUSIC COMMON STOCK
                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                           --------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SHAREHOLDERS SELLING NET4MUSIC COMMON STOCK PURSUANT TO THIS PROSPECTUS MAY NOT SELL THESE SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SHARES AND IT IS NOT AN OFFER TO BUY THESE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.




                 The date of this prospectus is __________, 2001

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----



ABOUT NET4MUSIC...............................................................3


RISK FACTORS..................................................................5


USE OF PROCEEDS...............................................................8


SELLING SHAREHOLDERS..........................................................9


PLAN OF DISTRIBUTION.........................................................10


SECURITIES AND EXCHANGE COMMISSION POSITION..................................11


EXPERTS......................................................................12


WHERE YOU CAN FIND MORE INFORMATION..........................................12


                                 ABOUT NET4MUSIC

         Net4Music Inc. ("Net4Music" or the "Company") provides digital solutions to music educators, music makers and the music publishing industry. Net4Music provides the technologies, products and services to optimize the entire music maker supply chain.

         Net4Music is uniquely positioned to provide end-to-end solutions as a result of a transaction in October 2000 in which the operations of Coda Music Technology Inc. ("Coda") - a leader in music notation software, accompaniments and education software and content - were combined with the operations of Net4Music S.A. - a leader in digital music rights and rights management technologies. The combination has created an international company with a solid set of rights, technologies and content, all of which are required to significantly change the supply chain of creating, publishing, distributing, teaching, learning and performing music.

         Net4Music's goal is to help musicians make music and to establish new standards in the music industry for musicians, including music publishing, education, distribution and performance. Net4Music provides digital solutions that enhance the processes of composing, distributing, teaching, learning and playing music.

         Customers benefit both from the value of each solution and from the integration between them. Net4Music is combining music rights and technologies to create compelling online music making and music education experiences that will be as useful and instructive as they are fun and entertaining. This solution is or will be marketed under the name SmartMusic(R). SmartMusic is a Net4Music brand that means music that is smart:

         - Sheet music that is smart because you can customize it to have the key and solo instrument you want and then have it delivered electronically to your home.

         - Accompaniments that are smart because they listen to you sing or play and follow your spontaneous tempo changes.

         - Music practice tools that are smart because they make your practicing productive and fun!

         - Music lessons that are smart because they hear what you do wrong and can teach you how to do it right.


         SHEET MUSIC THAT IS SMART. In 2001, SmartMusic(R) Viewer(TM) will offer digital sheet music that makes published music readily accessible and more valuable to the customer. This is because SmartMusic Viewer sheet music is developed with Net4Music's proprietary Finale(R) music notation technology, the music publishing industry standard. Once in the Finale file format, sheet music can be archived on servers and delivered electronically to customers at home or school via new channels of distribution and delivery systems. Customers can then view and hear the music and even customize it to match their instrument, and preferred key.

         ACCOMPANIMENTS THAT ARE SMART. SmartMusic will also provide customers with accompaniment to their sheet music. SmartMusic offers Intelligent Accompaniment(R) that listens to you sing or play through a microphone and follows your spontaneous tempo changes. Intelligent Accompaniment allows you to make music your way, to express yourself and project your personality into the music. Only SmartMusic offers this patented Intelligent Accompaniment that has won the support of Wynton Marsalis, James Galway and other leading musicians who have demonstrated it at major conferences for musicians and music teachers.

         MUSIC PRACTICE TOOLS THAT ARE SMART. Intelligent Accompaniment is just one of the key features in the SmartMusic Studio, a complete music practice system. SmartMusic Studio provides a tuner, metronome and vocal warm-ups. Musicians can transpose the accompaniments, put difficult passages into practice loops and listen to how their solo line is correctly played.

         At the heart of SmartMusic Studio is a growing library of accompaniments for over 5,000 titles and 50,000 skill development exercises. These range in difficulty from beginner to hobbyist to professional and include genres such as classical, jazz, music theater, pop, rock, spiritual, patriotic and educational. The accompaniments, created by expert musicians, are great fun to play with and take advantage of the Intelligent Accompaniment technology. They provide the musical environment in which music makers can improve their skills most rapidly while having fun.

         To support its technology and in order to strengthen its position in the music market and to become a key resource, Net4Music has agreements with major publishers and distribution sites. Net4Music distributes digitized sheet music from more than 340 publishers through long-term license agreements. Net4Music's significant agreements with international publishers include:

         - EMI Music Publishing, which owns the world's largest music catalog. Through various agreements between the two companies, Net4Music has gained full access to EMI's entire catalog in order to distribute and sell online to consumers digitized sheet music engraved by Net4music for EMI. These long-term agreements are non-exclusive. This agreement gives Net4Music access to a catalog of more than one million titles for online sales.

         - Schott, which is based in Germany, is one of the world's largest publishers of classical music. Under this non-exclusive agreement, Net4Music will engrave and distribute digitized sheet music from Schott's best catalog, strengthening Net4Music's leadership in the arena of online distribution of classical sheet music.

         - Zomba is an independent music publishing company whose extensive catalog includes some of the leading artists and writers in the U.S. popular music scene today. This non-exclusive agreement gives Net4Music access to this repertoire and also an extensive list of Gospel/Christian music all of which will be engraved in Finale.

         - Boosey & Hawkes is a leading publisher of classical and educational music, with a unique status in the publishing of contemporary classical works. Under the terms of this non-exclusive agreement, Net4Music will digitize and engrave a number of works from Boosey & Hawkes' catalog in Finale, and distribute online. Other projects include working together to create new and existing educational works for use within the SmartMusic Studio environment.

         Music licensing rights provide publishers with $6.5 billion in revenues. This industry is dominated by five major publishers, 40 large publishers and another 2,000 or more small publishers. The sale of print music to music makers accounts for $1 billion and is recognized as an underserved market. Publishers serve over 150 million active music makers worldwide. In the U.S. alone, there are 1,750 colleges graduating new music educators for the 115,000 K-12 schools with music programs.

         Net4Music Inc., a Minnesota corporation, formerly known as Coda Music Technology, Inc., changed its name in connection with a transaction that resulted in the combination of our business with that of Net4Music S.A., a French company. Net4Music's principal offices are located at 6210 Bury Drive, Eden Prairie, Minnesota 55346 and its telephone number is (952) 937-9611.


RISK FACTORS

         In addition to the other information in this Prospectus, before purchasing the shares you should carefully consider the following Risk Factors in your evaluation of Net4Music and its business.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.

         The Private Securities Litigation Reform Act of 1995 (the "Reform Act") provides a safe harbor for forward-looking statements made by us or on our behalf. We have made, and may continue to make, various written or verbal forward-looking statements with respect to business and financial matters, including statements contained in this document, filings with the Securities and Exchange Commission, and reports to stockholders. Forward-looking statements provide current expectations or forecasts of future events and can be identified by the use of terminology such as "believe," "estimate," "expect," "intend," "may," "could," "will," and similar words or expressions. Net4Music's forward-looking statements generally relate to its growth strategy, financial results, product development and sales efforts. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Net4Music undertakes no obligations to update any forward-looking statements. Net4Music wishes to caution investors that the following important factors, among others, in some cases have affected and in the future could affect Net4Music's actual results of operations and cause such results to differ materially from those anticipated in forward-looking statements made in this document and elsewhere by or on behalf of Net4Music. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historic results. As such, investors should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potentially inaccurate assumptions.

WE WILL NEED ADDITIONAL CAPITAL.

         We believe we have capital, or access to capital, sufficient to meet our needs through the first quarter of 2002. Additional capital may be needed sooner if there is a significant change in our business plan or operating results. There is no assurance that additional capital will be available on terms favorable to us or at all.

WE ARE DEPENDENT UPON OUR NEW PRODUCT DEVELOPMENT EFFORTS.

         Additional development work is required to increase the breadth of our Internet business and our repertoire for SmartMusic Studio products. There can be no assurance that our timetable for any of these development plans will be achieved, that sufficient development resources will be available or that development efforts will be successful.

WE ARE DEPENDENT ON OUR INTERNET BUSINESS AND ACCOMPANIMENT SALES.

         The market penetration of the Net4Music solutions is closely linked to intensive use of the Internet. As a result, our success depends on continued growth in Internet use. A number of uncertainties related to the Internet exist. If the Internet develops more slowly than projected, our sales, operating results and financial condition could be adversely affected. Our future success is also dependent on our ability to obtain significant ongoing accompaniment sales.

WE ARE ALSO DEPENDENT ON A LIMITED NUMBER OF PUBLISHERS.

         The world market for sheet music publishers is highly concentrated among a limited number of publishers. Our contracts with several major publishers are not all exclusive, which means that similar agreements may be made with our competitors or that the publishers themselves may sell the same titles. We have also entered into license agreements with leading music publishers that provide access to certain musical titles for accompaniment development. While we believe that our relationships with these publishers are good, there can be no assurance that we will be able to expand or maintain these relationships. The lack of a sufficient number and variety of musical arrangements would greatly limit our ability to market our Internet products and services and our SmartMusic products.

CERTAIN OF OUR PRODUCTS HAVE LIMITED AND FLUCTUATING SALES.

         We have only recently begun sales of sheet music on the Internet and SmartMusic Studio products have achieved only limited sales since their introduction. There can be no assurance that Internet or SmartMusic Studio product sales will achieve significantly higher levels. Further, Internet sales have fluctuated as have sales of Finale products, which are historically higher following the release of product upgrades. We believe that results of operations may fluctuate as a result of, among other things, the purchasing cycle of the education market and the timing of releases of new products and product upgrades.

THE RATE OF CONVERSION OF VISITS TO OUR WEBSITE INTO ORDERS FOR SHEET MUSIC OR MIDI FILES REMAINS LOW AND THE DIFFERENCE BETWEEN THE TWO GROWTH CURVES CONTINUES TO INCREASE.

         The average number of daily visits to our website is at present approximately 8,000 resulting in approximately 80 orders for goods. The number of visits to our web-site has increased by 800% over the last five months, whereas the number of orders for goods has increased by only 600% over the same period. Should this trend be confirmed in the medium term, our sales forecasts will need to be reduced and an adjustment made to the estimated gross sales.

WE HAVE INCURRED OPERATING LOSSES IN THE PAST AND EXPECT SUCH LOSSES TO
CONTINUE.

         We expect operating losses to continue for the foreseeable future, which losses will include noncash expenses due to the amortization of goodwill and other intangible assets to be recorded as a result of the transaction between us and Net4Music S.A.

WE FACE INTENSE COMPETITION.

         Competition in the digital sheet music distribution is strong and may increase, particularly if the few major traditional music distributors and publishers decide to become Internet providers of digital sheet music. While competition for the SmartMusic Studio products is limited, there can be no assurance that others, such as large electronic and musical instrument manufacturers, will not enter this market. Some of the companies with which we compete and may compete in the future have significantly greater financial and other resources than our resources. In addition, increasing competition in the music software market could cause prices to fall, which could adversely affect our business, operating results and financial condition.

RAPID TECHNOLOGICAL CHANGES AND OBSOLESCENCE MAY ADVERSELY AFFECT OUR BUSINESS.

         We operate in an industry greatly affected by technological changes. For example, many of the PDFs (portable document files) in our database may not be usable without modification should an incompatible international format be adopted. Further, we could face market share losses depending on the growth of the use of alternative technologies that transcribe MIDI files into sheet music. Finally, the proprietary technology we license for use in securing transactions (secure music distribution engine) with end users will be effective for only a limited period by reason of technological change. We must, therefore, devote new resources to improve or modify the system, which is a critical aspect of our ability to establish and maintain relationships with music publishers.

THE LAWS AND REGULATIONS THAT GOVERN OUR BUSINESS CHANGE RAPIDLY.

       Governments have attempted to regulate activities on the Internet. The following are some of the evolving areas of law that are relevant to our business: privacy; encryption; content regulation; and sales and use taxes. Because of this rapidly evolving and uncertain regulatory environment, we cannot predict how these laws and regulations might affect our business.

WE ARE DEPENDENT UPON CERTAIN KEY PERSONNEL.

         We are highly dependent on a limited number of key management, including Sean Lafleur and John Paulson, and technical personnel, including software programmers who are in limited supply in the current labor market. The loss of key personnel, or inability to hire and retain qualified personnel, could have an adverse effect on our business, financial condition and results of operations.

WE ARE DEPENDENT UPON PROPRIETARY TECHNOLOGY AND WE CANNOT ASSURE PROTECTION OF SUCH TECHNOLOGY.

         There can be no assurance that our proprietary technology will provide us with significant competitive advantages, that other companies will not develop substantially equivalent technology or that we will be able to protect our technologies. We could incur substantial costs in seeking enforcement of our patents or in defending ourselves against patent infringement claims by others. Further, there can be no assurance that we will be able to obtain or maintain patent protection in the markets in which we intend to offer products.

OUR INTERNATIONAL DEVELOPMENT PLANS ARE SUBJECT TO NUMEROUS RISKS.

         There can be no guarantee that our international expansion efforts will be successful or that we will be able to offset the cost of the resources allocated to such efforts. Moreover, we could be faced with the risks inherent in any international development, such as unpredictable changes in export restrictions, barriers and customs rates; currency risks; the difficulty of managing foreign operations; the differences in technological standards, payment terms and labor laws and practices among countries; collection problems; political instabilities; seasonal reductions in business; and unforeseen taxes. Such risk factors could harm our international operations and, therefore, our business, operating results and financial condition.


THE MARKET PRICE OF OUR STOCK MAY EXPERIENCE VOLATILITY.

         We cannot speculate as to the future market price of our common stock. Our common stock has experienced, and may continue to experience, substantial price volatility due to a number of factors, including fluctuations in operating results; changes in recommendations by stock market analysts regarding us or our competitors; developments in the industry; and general market conditions that may be unrelated to our performance.


                                 USE OF PROCEEDS

         Net4Music is not selling any of the shares being offered by this prospectus and will not receive any proceeds from the sale of the shares offered by the selling shareholders.

                              SELLING SHAREHOLDERS

         Set forth below are the names of the selling shareholders, the number of shares of Net4Music common stock beneficially owned by each of them on the date hereof, the number of shares offered hereby and the percentage of common stock to be owned if all shares registered hereunder are sold by the selling shareholders. Unless otherwise indicated below, the shares being offered hereby are not outstanding as of the date of this Prospectus but may be issued by Net4Music (i) upon exercise of outstanding warrants or (ii) in exchange for shares of Net4Music, S.A. upon the exercise by certain selling shareholders or by Net4Music of certain rights under a Put and Call Agreement among certain of the selling shareholders and Net4Music dated October 19, 2000. To our knowledge, none of the selling shareholders has had within the past three years any material relationship with us except as set forth on the footnotes to the following table. The shares offered hereby shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the selling shareholders listed below, provided that this prospectus is amended or supplemented if required by applicable law.




------------------------------------------ ---------------------- ------------------------ -------------------------
                                                 NUMBER OF               NUMBER OF
                                                  SHARES                  SHARES                   % OWNED
                                               BENEFICIALLY               OFFERED                   AFTER
           SELLING SHAREHOLDER                     OWNED                  HEREBY                   OFFERING
------------------------------------------ ---------------------- ------------------------ -------------------------


Claude Poletti (1)                                 1,040,832              1,040,832                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Finance & Strategie                                   78,000 (2)             78,000 (2)               *
------------------------------------------ ---------------------- ------------------------ -------------------------
Avenir Finance Partners (3)                          357,084                357,084                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
InnovaFrance FCPI (3)                                702,000                702,000                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Reuben Jeffery                                        44,850                 44,850                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
InnovaFrance 99 FCPI (3)                             362,648                362,648                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Florence Ribes                                        21,802                 21,802                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Jean Francois Carreras                                 2,398                  2,398                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Patrick Dunaud                                         2,398                  2,398                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Tatiana Sokolow                                        2,398                  2,398                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Vincent Chove                                          1,361                  1,361                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Pierre Michel                                          1,361                  1,361                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Francois Lombard                                       1,361                  1,361                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Aymard de Lasteyrie                                    1,361                  1,361                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Francois Duliege (4)                                 686,712                686,712                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Michel Girer                                         187,200                187,200                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Benjamin Schwarz                                      85,800                 85,800                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Aymeric Pichevin                                      74,481                 74,481                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Phillippe de Silva                                    58,881                 58,881                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Stephane Donikian                                     58,881                 58,881                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Nicolas Heuze (5)                                     58,500                 58,500                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Laurent Girer                                         24,050 (6)             23,400                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
David Raux                                            15,600                 15,600                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Gerald Rouvier                                        15,600                 15,600                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Jacky Leleu                                           19,500                 19,500                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Laura Hoenigsberg                                     15,600                 15,600                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Laurent Bauer                                         15,600                 15,600                   *
------------------------------------------ ---------------------- ------------------------ -------------------------


------------------------------------------ ---------------------- ------------------------ -------------------------
                                                 NUMBER OF               NUMBER OF
                                                  SHARES                  SHARES                   % OWNED
                                               BENEFICIALLY               OFFERED                   AFTER
           SELLING SHAREHOLDER                     OWNED                  HEREBY                   OFFERING
------------------------------------------ ---------------------- ------------------------ -------------------------

------------------------------------------ ---------------------- ------------------------ -------------------------
Marc Rakotomalala                                     15,600                 15,600                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Pierre Maret                                          15,600                 15,600                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Renan Schonberg                                       15,600                 15,600                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Francois Laustriat                                    15,600                 15,600                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
JL Danjou                                             15,600                 15,600                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Baptiste Aboulian                                      7,800                  7,800                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Gilles Coutin                                          7,800                  7,800                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Marie Beauchaud                                        7,800                  7,800                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Dino Tomba                                             7,800                  7,800                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Clement Coupeau                                        3,900                  3,900                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Orange SA                                            163,800                163,800                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
JED Conseil                                           28,080                 28,080                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Pierre Jourdan                                        18,720                 18,720                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Thibault Beuve                                         7,800                  7,800                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Wynton Marsalis Enterprises, Inc.                      7,800                  7,800                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Zomba Enterprises, Inc.                              150,827                150,827                   *
------------------------------------------ ---------------------- ------------------------ -------------------------
Boosey and Hawkes Music
   Publishers Limited                                 46,800                 46,800                   *
------------------------------------------ ---------------------- ------------------------ -------------------------

*        Less than 1%

(1) Mr. Poletti is the founder of Net4Music S.A., was Chairman of the Board of Net4Music Inc. from October 2000 to November 2000 and is currently a director of Net4Music.

(2)      Such shares are currently outstanding.

(3) Such entities are affiliates of Patrick Revenu, a director of Net4Music.

(4) Mr. Duliege is a director and Chairman of the Board of Net4Music and served as Chief Executive Officer from October 2000 to January 2001.

(5)      Mr. Heuze is Director of Finance for Net4Music Inc.

(6) The amount shown includes 650 shares which may be purchased upon exercise of a currently exercisable option.


                              PLAN OF DISTRIBUTION

         The selling shareholders may sell the shares of common stock on the Nasdaq Stock Market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. When used in this prospectus, "selling shareholder" includes donees and pledgees selling shares received from the named selling shareholders after the date of this prospectus. We will pay all expenses associated with registering the selling shareholders' shares, including legal fees incurred by the selling shareholder. The selling shareholder will pay any brokerage commissions and similar expenses attributable to the sale of the shares. The common stock may be sold in:

         - a block trade, where a broker or dealer will try to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - transactions where a broker or dealer acts as principal and resells the common stock for its account pursuant to this prospectus;

         - an exchange distribution in accordance with the rules of such exchange; and

         - ordinary brokerage transactions and transactions in which the broker solicits purchases.

         The common stock may also be sold through short sales of shares, put or call option transactions, loans or pledges of the shares, hedging or similar transactions, or a combination of such methods. The selling shareholders may or may not involve brokers or dealers in any of these transactions. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. The selling shareholders may, from time to time, authorize underwriters acting as their agent to offer and sell the common stock upon such terms and conditions as shall be set forth in a prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately prior to sale. Offers and sales may also be made directly by the selling shareholders, or other bona fide owner of the common stock, so long as an applicable exemption from state broker-dealer registration requirements is available in the jurisdiction of sale. The selling shareholders, underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales, and any discounts and commissions received by them and any profit realized by them on the resale of the common stock may be deemed to be underwriting discounts and commissions under the Securities Act.

         All or any portion of the shares of common stock covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

         There is no assurance that the selling shareholders will offer for sale or sell any or all of the shares of common stock covered by this prospectus.


                   SECURITIES AND EXCHANGE COMMISSION POSITION
                ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Under Minnesota corporate law, a corporation shall, unless prohibited or limited by its Articles of Incorporation or Bylaws, indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements, expenses and disbursements incurred by such person who was, or is threatened to be, made a party to a proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if generally, with respect to the acts or omissions of the person complained of in the proceeding, the person: (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith, (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the corporation or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the corporation. Minnesota corporate law also provides that a corporation may purchase and maintain insurance on behalf of any indemnified party against any liability asserted against such person, whether or not the corporation would have been required to indemnify the person against liability under the provisions of Minnesota corporate law. Our Articles of Incorporation and Bylaws do not limit our obligation to indemnify such persons.

         Our Articles of Incorporation limit the liability of our directors to the full extent permitted by the Minnesota Business Corporation Act. Specifically, directors will not be personally liable for monetary damages for breach of fiduciary duty as directors except liability for (i) any breach of the duty of loyalty to Net4Music or our shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws or (v) any transaction from which the director derives an improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov."

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (File No. 000-18809) we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         1. Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000;

         2. Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999.

         3. The description of Net4Music common stock which is contained in Registration Statement on Form SB-2 (Commission File No. 33-92212C) filed under the Securities Act of 1933, as amended, including any amendment or report filed for the purpose of updating such description.

         You may request a copy of these filings, at no cost, by writing or telephoning our Chief Financial Officer at the following address:

                  Barbara S. Remley
                  Chief Financial Officer
                  Net4Music Inc.
                  6210 Bury Drive
                  Eden Prairie, Minnesota
                  (952) 937-9611

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide information other than that provided in this prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

         The following expenses will be paid by Net4Music in connection with the distribution of the shares registered hereby. Net4Music is paying all of the selling shareholders' expenses related to this offering, except the selling shareholders will pay any applicable broker's commissions and expenses as well as fees and disbursements of counsel and experts for the selling shareholders. All of such expenses, except for the SEC Registration Fee, are estimated.


           SEC Registration Fee ......................................$ 1,314
           Legal Fees and Expenses .....................................5,000
           Accountants' Fees and Expenses ..............................5,000
           Miscellaneous ...............................................  686
                                                                        -----
                    Total ............................................$12,000


Item 15.  Indemnification of Directors and Officers.

     Under Minnesota corporate law, a corporation shall, unless prohibited or limited by its Articles of Incorporation or Bylaws, indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements, expenses and disbursements incurred by such person who was, or is threatened to be, made a party to a proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if generally, with respect to the acts or omissions of the person complained of in the proceeding, the person: (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith, (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the corporation or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the corporation. Minnesota corporate law also provides that a corporation may purchase and maintain insurance on behalf of any indemnified party against any liability asserted against such person, whether or not the corporation would have been required to indemnify the person against liability under the provisions of Minnesota corporate law. Net4Music's Articles of Incorporation and Bylaws do not limit its obligation to indemnify such persons.

     Net4Music's Articles of Incorporation also limit the liability of its directors to the full extent permitted by the Minnesota Business Corporation Act. Specifically, directors will not be personally liable for monetary damages for breach of fiduciary duty as directors except liability for (i) any breach of the duty of loyalty to Net4Music or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws or (v) any transaction from which the director derives an improper personal benefit.

         Net4Music and the selling shareholders listed herein have agreed to indemnify each other, under certain conditions, against certain liabilities arising under the Securities Act.

Item 16.  Exhibits

           See Exhibit Index on page following signatures.

Item 17.  Undertakings.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      to include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                           Provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

         (c)      The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on April 25, 2001.

                            NET4MUSIC INC.


                            By   /s/ Philip Sean Lafleur
                              --------------------------------------------------
                               Philip Sean Lafleur, Chief Executive Officer


                                POWER OF ATTORNEY

         The undersigned each hereby constitutes and appoints any one or both of Philip Sean Lafleur and Barbara S. Remley his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and perform any acts necessary to file any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3 of Net4Music Inc. with all exhibits thereto, and any and all registration statements, prospectuses, instruments or other documents as a part of or in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the date stated.



              Signature                                  Title                                 Date
              ---------                                  -----                                 ----

 /s/ Philip Sean Lafleur                 Chief Executive Officer and Director             April 25, 2001
------------------------------------
Philip Sean Lafleur


 /s/ Barbara S. Remley                   Chief Financial Officer                          April 25, 2001
------------------------------------
Barbara S. Remley


 /s/ Timothy Bajarin                     Director                                         April 25, 2001
------------------------------------
Timothy Bajarin


 /s/ Francois Duliege                    Chairman of the Board and Director               April 25, 2001
------------------------------------
Francois Duliege


/s/ Benoist Grossman                     Director                                         April 25, 2001
------------------------------------
Benoist Grossman


/s/ John W. Paulson                      Director                                         April 25, 2001
------------------------------------
John W. Paulson




/s/ Claude Poletti                       Director                                         April 25, 2001
------------------------------------
Claude Poletti


/s/ Patrick Revenu                       Director                                         April 25, 2001
------------------------------------
Patrick Revenu


/s/ Martin Velasco                       Director                                         April 25, 2001
------------------------------------
Martin Velasco


/s/ Benson K. Whitney                    Director                                         April 25, 2001
---------------------
Benson K. Whitney


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    EXHIBITS
                                       to
                         Form S-3 Registration Statement




                                 Net4Music Inc.



                                      INDEX

Exhibit
-------


2        Stock Purchase Agreement dated August 11, 2000 between the Registrant,
         Net4Music S.A. and certain shareholders of Net4Music S.A. - incorporated by reference to Exhibit 2 to the Registrant's Registration
         Statement on Form S-4 (File No. 333-43660).

5.1      Opinion and Consent of Fredrikson & Byron, P.A.

23.1     Consent of Ernst & Young LLP

23.2     Consent of McGladrey & Pullen, LLP

23.3     Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1).

24.1 Power of attorney from directors (included in signature page of this Registration Statement).
